EXHIBIT 99.1

Sanomedics Restructures Debt as it Looks to Strengthen Balance Sheet

September 29, 2014: 07:59 AM ET

MIAMI, Sept. 29, 2014 (GLOBE NEWSWIRE) -- Sanomedics International Holdings, Inc. (OTCQB:SIMH), a medical technology and services holding company that focuses on providing game changing products, services and ideas, announced today that the Company entered into a series of agreements to restructure its debt of $1 Million, plus interest, owed to TCA Global Credit Master Fund LP ("TCA") and stay pending litigation related thereto.

Keith Houlihan, President of Sanomedics, commented, "The restructure of this debt structure will provide us with financial flexibility and help us with our plans to strengthen our balance sheet. This restructuring is a key piece of our planned strategy which improves our foundation for the benefit of Sanomedics and our loyal shareholders. We continue to move forward with innovative solutions that are meeting the demands of the ever changing healthcare industry."

For more information on this announcement, please refer to the corresponding Form 8-K on file with the Securities and Exchange Commission.

About Sanomedics International Holdings, Inc.

Sanomedics International Holdings, Inc. (OTCQB:SIMH) is a medical technology and services holding company that focuses on game changing products, services and ideas - a place where physicians, entrepreneurs, and medical companies can work together to drive innovative technologies through concept, development, and ultimately commercialization.

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Forward Looking Statements

This press release may contain statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the intent, belief or current expectations of the Company, its directors, or its officers with respect to the future operating performance of the Company. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties (for example, the risk that the acquisition is not consummated), and that actual results may differ materially from those in the forward-looking statements as a result of various factors. The Company's periodic filings with the Securities and Exchange Commission should be viewed for a complete understanding of risk and uncertainty.

CONTACT:	Keith Houlihan, President www.sanomedics.com Investor Relations: Howard Gostfrand info@amcapventures.com 305.918.7000